EXHIBIT 99.1

November 16, 2006

Contact:	Steve Trager
President and CEO

Release:	Immediately

Republic Bancorp, Inc. Declares

Common Stock Dividends

LOUISVILLE, KY — Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company, Republic Bank & Trust Company of Indiana and GulfStream Community Bank, declared a cash dividend of $0.099 per share of Class A Common Stock and $0.09 per share on Class B Common Stock, payable January 19, 2007 to shareholders of record as of December 15, 2006.

Republic Bancorp, Inc. (Republic), has 37 banking centers, and is the parent company of: Republic Bank & Trust Company with 33 banking centers in nine Kentucky communities — Bowling Green, Elizabethtown, Fort Wright, Frankfort, Georgetown, Lexington, Louisville, Owensboro, and Shelbyville, Republic Bank & Trust Company of Indiana with two banking centers in Jeffersonville and New Albany, Indiana and GulfStream Community Bank with two banking centers in Port Richey and New Port Richey, Florida. Republic Bank & Trust Company operates two Republic Finance offices in Louisville, as well as Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic Bank offers internet banking at www.republicbank.com. Republic has over $2.9 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ National Global Select Market.